Exhibit 99.1

DANIEL J. O’HARE JOINS HERITAGE OAKS BANCORP’S BOARD OF DIRECTORS AS FINANCIAL EXPERT

Paso Robles, CA - November 23, 2004 — Heritage Oaks Bancorp (Nasdaq: HEOP), parent company of Heritage Oaks Bank, today announced Daniel J. O’Hare, CPA has joined its Board of Directors. O’Hare, a director at GBP&B, Certified Public Accountants in San Luis Obispo, has also been appointed to the company’s audit committee as their financial expert.

“With more than 19 years of experience in public accounting in the Fresno and San Luis Obispo markets, Dan brings a broad range of accounting skills and an extensive understanding of financial statements and accounting principles,” said Lawrence Ward, President and CEO. “Also, he has a wide range of business contacts throughout our service area, which could prove beneficial to Heritage Oaks.”

As a director at GBP&B , O’Hare focuses on analyzing and evaluating financial statements in conjunction with the preparation of income tax returns. In addition, he provides tax planning, management consulting for small business and real estate consulting services. Prior to joining GBP&B, O’Hare was a Senior Tax Consultant at Arthur Young & Company (now Ernst & Young) where his focus was in the areas of corporate, partnership, individual tax compliance and tax planning. Before joining Arthur Young, he worked for Ernst & Whinney in the corporate tax compliance and auditing departments. O’Hare is a former Treasurer and Officer of the State Board of Directors of the California Society of Certified Public Accountants.

Heritage Oaks Bancorp acts as a holding company for Heritage Oaks Bank (Heritage). Heritage has its headquarters and a branch office in Paso Robles, two branch offices in San Luis Obispo, one branch office in Cambria, one branch office in Arroyo Grande, one branch office in Santa Maria, one branch office in Atascadero and one branch office in Morro Bay. Hacienda has three branch offices in Santa Maria. Heritage and Hacienda (the Banks) conduct commercial banking business in San Luis Obispo County and Northern Santa Barbara County.

Statements concerning future performance, developments or events, concerning expectations for growth and market forecasts, and any other guidance on future periods, constitute forward-looking statements, which are subject to a number of risks and uncertainties that might cause actual results to differ materially from stated objectives. Heritage Oaks Bancorp undertakes no responsibility to update or revise any forward-looking statements.

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NOTE: Transmitted on Business Wire at  on November 23, 2004.